CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-146409, No. 333-146410, No. 333-146475, No. 333-181217, and No. 333-211257) of Teradata Corporation of our report dated February 25, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Atlanta, Georgia
February 25, 2019